Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-206831, No. 333-202801) and Form S-8 (No. 333-207420, No. 333-204514) of Blue Bird Corporation of our report dated December 15, 2015, except for the effects of the revision discussed in Note 14 (not presented herein) to the consolidated financial statements appearing under Item 8 of the Company’s 2016 annual report on Form 10-K, as to which the date is December 15, 2016, relating to the financial statements and financial statement schedule, which appear in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
December 8, 2017